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                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Prospectus constituting part of this Post-Effective Amendment No. 5 to the Registration Statement of the Allmerica Select Separate Account II of Allmerica Financial Life Insurance and Annuity Company on Form S-6 of our report dated February 3, 1998, relating to the financial statements of Allmerica Financial Life Insurance and Annuity Company, and our report dated March 25, 1998, relating to the financial statements of the Allmerica Select Separate Account II of Allmerica Financial Life Insurance and Annuity Company, both of which appear in such Prospectus. We also consent to the reference to us under the heading "Independent Accountants" in such Prospectus.

/s/ Price Waterhouse LLP

Price Waterhouse LLP
Boston, Massachusetts
April 15, 1998